Putnam Absolute Return 700 Fund 4/30/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	(000s omitted)		Class A	 	13,532
						Class B	  	   751
						Class C	      4,255

72DD2	(000s omitted)		Class M	        130
						Class R	         22
						Class Y	      7,869

73A1					Class A	0.437
					Class B	0.360
					Class C	0.363

73A2					Class M	0.380
					Class R	0.410
					Class Y	0.464



74U1	(000s omitted)		Class A	 	26,994
					Class B	  	 2,184
					Class C	     11,714

74U2	(000s omitted)		Class M	        347
					Class R	         83
					Class Y	     18,731



74V1					Class A	11.64
					Class B	11.51
					Class C	11.51

74V2					Class M	11.54
					Class R	11.55
					Class Y	11.65



Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.